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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made effective as of October 16, 2003, by and between James W. Bracke ("Executive"), an individual resident of the State of Minnesota, and Lifecore Biomedical, Inc., ("Lifecore"), a corporation organized under the laws of the State of Minnesota.

         WHEREAS, Executive joined Lifecore in 1984;

         WHEREAS, in June 1991, the parties entered into an employment agreement (the "1991 Agreement");

         WHEREAS, in August, 1995, the parties amended the 1991 Agreement (the "1995 Amendment");

         WHEREAS, in November 1996, the parties again amended the 1991 Agreement (the "1996 Amendment");

         WHEREAS, the parties have agreed to enter into this Agreement which the parties intend to supercede and replace the 1991 Agreement, the 1995 Amendment and the 1996 Amendment;

         NOW THEREFORE, in consideration of the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which is admitted, Lifecore and Executive agree as follows:

1. Employment. Lifecore hereby employs Executive to serve Lifecore as President and Chief Executive Officer and to perform such duties as may be assigned to him from time to time by the Board of Directors of Lifecore.

2. Term. This Agreement shall take effect on the date set forth in the first paragraph hereof (for purposes of this Agreement such date will be the "Effective Date") and unless earlier terminated pursuant to Sections 5 or 8 of this Agreement, shall expire at the close of business on December 31, 2004 (the "Term"); however, any provision in this Agreement which by its terms survives expiration of this Agreement, shall so survive and Lifecore and Executive shall comply with the terms of each such provision. Lifecore and Executive agree to review the status of this Agreement after October 31, 2004 to determine whether to extend Executive's employment beyond the end of the Term according to a written agreement setting forth mutually agreeable terms and conditions of continued employment.

3. Duties. Executive agrees to serve Lifecore faithfully and to the best of Executive's ability and to devote Executive's full professional and business time, attention and efforts to the business and affairs of Lifecore during the Term. Executive hereby confirms that Executive is under no contractual commitments inconsistent with Executive's obligations set forth in this Agreement and that, during the Term, Executive will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair Executive's ability to perform Executive's duties hereunder.

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4.       Compensation.

         4.01 Salary. As full compensation for Executive's services (including services as a director and officer of Lifecore and its subsidiaries) during the Term, Executive shall receive a monthly base salary of $25,000 annualized at $300,000 which salary shall be subject to all required withholdings and deductions and paid in accordance with Lifecore's normal payroll procedures and policies, as such procedures and policies may be modified from time to time. Nothing in this Agreement shall prevent Lifecore's Board of Directors from at any time increasing the compensation to be paid to Executive, if the Board elects to do so.

         4.02 Incentive Compensation. Executive will participate in Lifecore's annual incentive bonus plan in accordance with which Executive may earn an annual incentive bonus. The terms of the annual incentive bonus plan, including the criteria upon which Executive can earn the maximum bonus, will be determined annually by the Board. Executive may also participate in other bonus or incentive plans adopted by Lifecore that are applicable to Executive's position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

         4.03 Participation in Benefits. Except as otherwise provided herein, during the Term Executive shall be entitled to participate in the executive benefit plans offered generally by Lifecore to its executives, to the extent that Executive's position, tenure, salary, health, and other qualifications make Executive eligible to participate. In addition, Lifecore agrees to pay 100% of the cost of Executive's health insurance coverage through Lifecore's broad-based employee health insurance plan. Executive's participation in such benefit plans shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Lifecore does not guarantee the adoption or continuance of any particular benefit during the Term, and nothing in this Agreement is intended to or shall in any way restrict the right of Lifecore to amend, modify, or terminate any of its benefits during the Term.

         4.04 Stock Options. Executive shall be eligible to receive stock options and other equity-based compensation granted under Lifecore's stock option and incentive plans as may be in effect from time to time.

         4.05 Life Insurance. Lifecore shall provide Executive with life insurance in the amount of at least $250,000 payable to such beneficiary as Executive may designate.

         4.06 Expenses. In accordance with Lifecore's normal policies for expense reimbursement, Lifecore will reimburse Executive for all reasonable and necessary expenses incurred by Executive in the performance of Executive's duties under this Agreement, subject to the presentment of receipts or other documentation acceptable to Lifecore.

         4.07 Amendment of Outstanding Stock Options. Executive and Lifecore shall enter into a Stock Option Amendment Agreement on the date hereof pursuant to which (i) each stock option to purchase Lifecore's common stock held by Executive that is not "in-the-money" on the date of this Agreement will be amended to provide that in the event Executive's employment with Lifecore is terminated by Lifecore without cause (as defined in Section 5.03 hereof), all options that were unvested on the date of such termination shall become immediately vested and exercisable, and (ii) each non-qualified stock option to purchase Lifecore's common stock held by Executive that is not "in-the-money" on the date of this Agreement will be amended to

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provide that in the event Executive's employment with Lifecore is terminated by
Lifecore without cause (as defined in Section 5.03 hereof), the option may be exercised by Executive for a period of six months following termination of employment to the extent it was exercisable as of the date of such termination.

5.       Termination.

         5.01 Termination Due to Executive's Death. Executive's employment pursuant to this Agreement shall terminate automatically prior to the expiration of the Term in the event of Executive's death.

         5.02 Termination Due to Executive's Disability. Executive's employment pursuant to this Agreement shall terminate automatically prior to the expiration of the Term in the event of Executive's total disability which results in Executive's inability to perform the essential functions of Executive's position, with or without reasonable accommodation, provided Executive has exhausted Executive's entitlement to any applicable leave, if Executive desires to take and satisfies all eligibility requirements for such leave.

         5.03 Termination by Lifecore for Cause. Executive's employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event the Board of Directors shall determine, in its sole discretion, that there is "cause" to terminate Executive's employment, which shall include any of the following:

                  (i) the gross neglect or willful failure or refusal of Executive to perform Executive's duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness);

                  (ii) Executive's material breach of any contractual obligation to Lifecore under the terms of this Agreement or any other agreement with Lifecore or of any fiduciary duty to Lifecore;

                  (iii) Executive's willful failure or refusal to follow lawful instructions of the Board (other than as a result of total or partial incapacity due to physical or mental illness);

                  (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business or business relationships of Lifecore;

                  (v) Executive's embezzlement or misappropriation of funds of Lifecore; or

                  (vi) Executive's conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude.

         If Executive commits an act or omission which provides the Board with cause to terminate this Agreement and Executive's employment under parts (i),
(ii), (iii) or (iv) above, Executive shall have 30 days to cure such act or omission after the Board provides Executive written notice of the act or omission, such notice to describe such failure to perform and identify what reasonable actions shall be required to cure such failure to perform and the Board's belief that cause exists to terminate under this Section 5.03 (i), (ii),
(iii) or (iv); provided, however, that the Board has no obligation to provide Executive with notice of and an opportunity to cure an act or omission relating to the same or similar issue more than two times during the Term. Upon the

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third occurrence of an act or omission relating to the same or similar issue or the Board's belief that cause exists under (iv) or (v), the Board may terminate Executive's employment under this Section 5.03 immediately and without prior notice or opportunity to cure.

         In the event that Lifecore terminates Executive's employment at any time prior to the expiration of the Term for cause under 5.03 (i), (ii), (iii) or (iv), Lifecore shall pay Executive as severance pay an amount equal to six
(6) months of base salary as set forth in Section 4.01. Executive shall only be entitled to such severance pay if Executive signs (and does not rescind) a general release of claims in a form acceptable to Lifecore ("Release"). Such Release shall not waive claims to payments under Sections 6 or 8.01 of this Agreement. If Executive does not sign such a Release (or does sign and rescinds such Release), Executive shall not be entitled to receive any further compensation under the provisions of this Section 5.03 after the date of termination. Any severance payment made under this Section 5.03 will be paid according to Lifecore's normal payroll schedule and shall be subject to all required withholdings and deductions.

         With respect to any termination for any of the matters set forth in
5.03 (i), (ii), (iii) or (iv) above, should Executive object to the termination and not sign a Release, Executive and Lifecore shall submit the matter to a mutually agreed-upon neutral decision maker, who shall be an attorney with at least 10 years employment law experience, to decide whether cause (as defined in this Section) exists. If Executive and Lifecore cannot agree upon such a neutral decision maker, each shall appoint one neutral decision maker, who shall be an attorney with at least 10 years employment law experience, and the two neutral decision makers so chosen shall choose a third neutral decision maker, who also shall be an attorney with at least 10 years employment law experience. If cause is found by the neutral decision maker(s) not to exist, Lifecore shall pay the fee(s) of the decision maker(s); if cause is found to exist, Executive shall pay such fees. Each party shall pay its own costs and fees regardless of the finding of the decision makers. If cause is found not to exist, Executive's termination shall be considered as to have occurred pursuant to Section 5.04 of this Agreement.

         5.04 Termination by Lifecore Without Cause. Except as otherwise set forth in Section 8.01, Lifecore may terminate Executive's employment at any time prior to the expiration of the Term without cause, and without prior notice, provided Lifecore pays to Executive as severance pay an amount equal to twelve
(12) months of base salary as set forth in Section 4.01. Executive shall only be entitled to such severance pay if Executive signs (and does not rescind) a Release. If Executive does not sign such a Release (or does sign and rescinds such Release), Executive shall not be entitled to receive any further compensation under the provisions of this Section 5.04 after the date of termination. Such Release shall not waive claims to payments under Sections 6 or
8.01 of this Agreement. Any severance payment made under this Section 5.04 will be paid according to Lifecore's normal payroll schedule and shall be subject to all required withholdings and deductions. In the event that Executive's employment is terminated without cause following a Change In Control as set forth in Section 8.01, Executive shall only be eligible for compensation as set forth in Section 8.01 in lieu of any compensation under this Section 5.04.

         5.05     Termination by Executive. Except as otherwise set forth in
Section 8.01, Executive may terminate this Agreement at any time during its Term by giving 30-days written

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notice thereof to the Board. Upon notice of termination by Executive under this
Section 5.05, Lifecore may at its option elect to have Executive cease to provide services immediately, provided that during such 30-day notice period Executive shall be entitled to base salary pursuant to Section 4.01.

         5.06 Effect of Termination. Notwithstanding any termination of Executive's employment with Lifecore, Executive, in consideration of Executive's employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment, including, but not limited to, the covenants contained in Sections 6 and 7. Except as set forth in Sections 5.03, 5.04, 6.03 and 8.01, Executive shall not be eligible to earn any further compensation under the provisions of this Agreement following termination.

         5.07 Surrender of Records and Property. Upon termination of Executive's employment with Lifecore, Executive shall deliver promptly to Lifecore all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports) designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of Lifecore or which relate in any way to the business, products, practices or techniques of Lifecore, and all other property, Trade Secrets and Confidential Information of Lifecore as defined in Section 7, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any Trade Secrets or Confidential Information of Lifecore which in any of these cases are in Executive's possession or under Executive's control.

6. Restrictive Covenants. Executive agrees that, due to Executive's employment with Lifecore, Executive will have access to Lifecore's Trade Secrets and Confidential Information as defined in Section 7, including but not limited to: Lifecore's current and proposed plans and strategies in sales, marketing, target customers, product development and pricing; customer-specific information generated and compiled by Lifecore; Lifecore's national customer management database (MarketForce) which contains an exhaustive compilation of information regarding Lifecore's customers and potential customers nationwide; and Lifecore's financial information. Executive acknowledges that Lifecore will only release these Trade Secrets and Confidential Information upon the receipt of assurances from Executive that Executive will not use the information to Lifecore's disadvantage and, accordingly, agrees to the following provisions:

         6.01 Covenant Not To Compete. During Executive's employment by Lifecore, and for a period of twelve (12) consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Executive or Lifecore), Executive will not, directly or indirectly, in any manner (e.g., as an executive, agent, consultant, partner, member, manager, officer, director, shareholder, or otherwise), render services, advice or assistance to any division, group or part of any corporation, person, organization or other entity which engages in the marketing, selling, production, design or development of any product, good, service or procedure which is or may be used as an alternative to, or which is or may be sold in competition with any product, good, service or procedure marketed, sold, produced, designed or developed by Lifecore (including products, goods, services, or procedures currently being researched or under

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development by Lifecore) (the "Competitive Business"), in any geographic location, domestic or foreign, in which Executive performed services or had responsibility on behalf of Lifecore. It is understood that Executive may render services, advice or assistance to any separate division, group or part of any corporation, person, organization or other entity which is not engaged in a Competitive Business regardless of whether another separate division, group or part of such corporation, person, organization or other entity is engaged in a Competitive Business.

         6.02 Covenant Not To Solicit Business and Customers. During Executive's employment by Lifecore, and for a period of twelve (12) consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Executive or Lifecore), Executive shall not, directly or indirectly, divert, solicit, or accept business from any client or prospective client of Lifecore that was solicited or serviced by Lifecore or that Executive supervised, directly or indirectly, in whole or in part, the solicitation or services activities related to such clients or prospects or about whom Executive received or had access to Confidential Information. Executive shall not, directly or indirectly, in any way interfere, or attempt to interfere, with Lifecore's relationships with any of its actual or potential vendors or suppliers.

         6.03 Extension of Covenant Not To Compete and Covenant Not To Solicit Business and Customers. Executive further acknowledges and agrees that the duration of the Covenant Not To Compete and Covenant Not To Solicit Business and Customers may be extended, at the sole discretion of Lifecore, for up to two, additional six-month periods upon written notice at least sixty (60) days prior to the date the Covenant Not To Compete and Covenant Not To Solicit Business and Customers otherwise would expire. Should Lifecore elect to extend these covenants, Lifecore agrees to pay to Executive his monthly base salary, as set forth in Section 4.01, for each month during the period of the extension unless Executive receives payment under Section 8.01(iv) which shall constitute payment for any extension of the Covenant Not To Compete under Section 6.01 and the Covenant Not to Solicit Business and Customers under Section 6.02.

         6.04 Remedies for Breach of Covenant Not To Compete or Covenant Not To Solicit Business and Customers. In the event that Lifecore determines, in its sole discretion, that Executive has failed to comply with the Covenant Not To Compete or the Covenant Not To Solicit Business and Customers during either their original term or any extended duration, Lifecore may give notice of such determination to Executive and if Executive does not challenge such determination in good faith within 10 days of his receipt of such notification, Lifecore may terminate any further payments to Executive, including any severance for which Executive may be eligible. In the event Executive challenges such determination in good faith within such 10 day period, Lifecore shall continue to make such payments to Executive for a minimum of 60 days following Lifecore's notice to Executive, but thereafter may terminate any further such payments to Executive. In either case, Lifecore may seek injunctive relief pursuant to Section 9.07 immediately following notice to Executive.

         6.05 Covenant Not To Solicit For Employment. During Executive's employment by Lifecore, and for a period of twelve (12) consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Executive or Lifecore), Executive shall not, directly or indirectly, induce, solicit, endeavor to entice or attempt to induce any other

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Executive, consultant or independent contractor of Lifecore to leave the employ of Lifecore, or to work for, render services or provide advice to, or supply Confidential Information of Lifecore to, any third person or entity, or to in any way adversely interfere with the relationship between any such Executive, consultant or independent contractor and Lifecore.

         6.06. Notification of Employment. If at any time covered by the Covenants contained in this Section 6, Executive accepts new employment or becomes affiliated with a third party, Executive shall immediately notify Lifecore of the identity and business of the new employer or affiliation. Without limiting the foregoing, Executive's obligation to give notice under this
Section 6.06 shall apply to any business ventures in which Executive proposes to engage, even if not with a third-party employer (such as, without limitation, a joint venture, partnership or sole proprietorship). Executive hereby consents to Lifecore notifying any such new employer or business venture of the terms of the covenants in this Section 6.

7. Inventions and Confidential Information. For purposes of this Agreement, the following terms shall mean:

                  (i) "Confidential Information" includes Trade Secrets, Business Information, Personnel Information, and Customer Information.

                  (ii) "Trade Secrets" means any information (including any compilation, device, method, technique or process) that: (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The existence of a Trade Secret will not be negated merely because a person has acquired a Trade Secret without express or specific notice that it is a Trade Secret if, under all the circumstances, such person knows or has reason to know that the party who owns the information or has disclosed it intends or expects the secrecy of the type of information comprising the Trade Secret to be maintained. Trade Secret information includes information of the Corporation, its customers, suppliers, joint ventures, licensors, licensees, distributors and other entities with which the Corporation does business.

                  (iii) "Business Information" means any and all Confidential Information pertaining to: proposed products; proposed technologies; current or proposed product tests; current or proposed manufacturing costs, marketing plans, and product or service pricing; and financial projections in any way relating to the foregoing.

                  (iv) "Personnel Information" means information about the names, addresses, duties or other personal characteristics of employees of Lifecore, and includes, without limitation, information in any way relating to diagnosis or treatment services provided by any health care provider.

                  (v) "Customer Information" means the names, addresses and other information relating to any current or proposed customer of Lifecore, and

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                           the contractual terms and conditions, including
                           prices, that Lifecore has established with any of its customers.

                  (vi) "Invention" means any discovery, improvement, idea, process, development, design, know-how, data, and formula, whether patentable or unpatentable, or protectable by copyright or other intellectual property law.

         7.01 Disclosure and Assignment of Inventions. Executive agrees that he will promptly disclose to Lifecore all Inventions and Confidential Information generated, conceived, or reduced to practice by him alone or in conjunction with others, during or after working hours, while Executive has been employed by Lifecore or within 24 months thereafter; and all such inventions and Confidential Information shall be the exclusive property of Lifecore and are hereby assigned to Lifecore Further, Executive agrees, at Lifecore's expense, to give Lifecore all assistance it reasonably requires to perfect, protect, and use its right to Executive's Inventions and Confidential Information. Pursuant to Minnesota Statutes Section 181.78, the provisions of this section do not apply to any Invention of Executive if it (1) was developed entirely on his own time;
(2) was not made with the use of Confidential Information or any equipment, supplies, or facilities of Lifecore; (3) is unrelated, directly or indirectly, to the business of Lifecore or to Lifecore's actual or demonstrably anticipated research or development; and (4) did not result from any work performed by him for Lifecore. Attached as Exhibit A is a list of Inventions Executive believes falls under this provision.

         7.02 Nondisclosure of Trade Secrets and Confidential Information. During and after Executive's employment with Lifecore, Executive will (1) use Trade Secrets and Confidential Information only as may be necessary and proper to perform Executive's duties for Lifecore; (2) keep in strictest confidence and trust all Trade Secrets and Confidential Information that is disclosed to Executive or to which Executive has access; (3) comply with all applicable policies and standard procedures established by Lifecore to maintain the secrecy and confidentiality of Trade Secrets and Confidential Information; (4) not, directly or indirectly, without the prior written consent of Lifecore, copy, disseminate or otherwise disclose Trade Secrets and Confidential Information to any person or entity; and (5) other than in the proper performance of Executive's duties, remove any tangible Trade Secrets and Confidential Information from the premises where such information is kept. Executive will provide all necessary assistance that Lifecore requests to maintain the secrecy and confidentiality of Trade Secrets and Confidential Information.

         7.03 Lifecore's Rights over Publication by Executive. Executive further acknowledges and agrees that Lifecore will have the right to refuse publication of any papers prepared by Executive as a result of Executive's employment, consultation, work or services, with, for, on behalf of or in conjunction with Lifecore. Proposed publications referring to Executive's employment, consultation, work, services and activities with, for, on behalf of or in conjunction with Lifecore, or referring to any information developed therefrom, will be submitted by Executive to Lifecore or the Board for review, prior to publication, to insure that Lifecore's position with respect to Confidential Information is not adversely affected by publication disclosures. Executive agrees to abide by Lifecore's or the Board's reasonable decisions in these matters.

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         7.04     Return of Documents and Tangible Property. Executive
acknowledges and agrees that all documents and other tangible property relating in any way to the business of Lifecore which are conceived or generated by Executive or come into his possession during Executive's employment shall be and remain the exclusive property of Lifecore, and Executive agrees to return all such documents and tangible property to Lifecore on termination of employment or at such earlier time as Lifecore or the Board may request Executive to do so.

8. Effect of Change in Control. For purposes of this Section 8, the following terms shall have the following meanings:

                  (i) "Change in Control" shall mean any of the following which may occur after the Effective Date of this
                           Agreement:

                           (a) a change in control of a nature that would be required to be reported in response to
                                    Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or successor provision thereto, whether or not Lifecore is then subject to such reporting requirement;

                           (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
                                    Act) is or becomes the "beneficial owner"
                                    (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Lifecore representing 35% or more of the combined voting power of Lifecore's then outstanding securities;

                           (c) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of Lifecore, in one transaction or in a series of related transactions;

                           (d) a merger or consolidation to which Lifecore is a party if the shareholders of Lifecore immediately prior to the effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 promulgated under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving Lifecore representing less than 50 percent of the combined voting power of the surviving corporation's then outstanding securities;

                           (e) the Continuing Directors cease to constitute a majority of Lifecore's Board of Directors; provided that such change is the direct or indirect result of a proxy fight and contested election or elections for positions on the Board of Directors; or

                           (f)      the Board of Directors of Lifecore
                                    determines, it its sole and absolute
                                    discretion, that there has been a change in control of Lifecore.

                           provided, however, that notwithstanding the foregoing, Lifecore and

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                           Executive agree that in no event shall a sale, lease,
                           exchange, merger, consolidation or any other transaction involving only one of Lifecore's Hyaluronan Division or Oral Restorative Division, without the other, constitute a Change in Control for purposes of this Agreement.

                  (ii) "Continuing Director" shall mean only those directors of Lifecore on the date of this Agreement and those directors, as of a date 30 days prior to an event that would otherwise be considered a "Change in Control," who were nominated by Continuing Directors and duly elected by shareholders at a meeting thereof or nominated and elected by directors who were "Continuing Directors."

                  (iii)    "Good Reason" shall mean:

                           (a) Lifecore effects a material diminution of Executive's title or duties;

                           (b) any requirement that Executive report to other than the Board or its successor or Parent Corporation, if any;

                           (c) any requirement that Executive move his regular office to a location more than 50 miles from Lifecore's Executive offices;

                           (d) the failure by Lifecore, or its successor or Parent Corporation, if any, to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement;

                           (e) a reduction by Lifecore in Executive's base salary as in effect immediately prior to a Change in Control; or

                           (f) any material breach by Lifecore of this Agreement; provided, however, that a termination pursuant to this Section shall not become effective unless Lifecore fails to cure such event within thirty (30) days after written notice from Executive, such notice to describe such failure to perform and identify what reasonable actions shall be required to cure such failure to perform.

         8.01 Termination by Executive for Good Reason Following A Change in Control; Termination by Lifecore Without Cause Following A Change in Control. In the event that Executive's employment is terminated either by Lifecore without cause or by Executive for Good Reason within three (3) months prior to or nine
(9) months following a Change in Control, Lifecore shall pay the following amounts to Executive provided that Executive signs (and does not rescind) a
Release:

                  (i) any accrued but unpaid salary (as determined pursuant to Section 4.01) for services rendered through the date of termination;

                  (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 4.06;

                  (iii) any amount earned by Executive as a bonus with respect to the fiscal year of Lifecore preceding the fiscal year in which such termination of

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                           employment occurs if such bonus has not theretofore
                           been paid to Executive; and

                  (iv) in lieu of and not in addition to, any further base salary payments to Executive for periods subsequent to the date that the termination of Executive's employment becomes effective (as provided under 5.03, 5.04 or 8.01), Lifecore shall pay as severance pay to Executive a lump-sum cash amount equal to three (3) times the annualized base salary (as in effect in the month preceding the month in which the termination becomes effective or as in effect in the month preceding a Change in Control, whichever is higher).

In the event that Executive does not sign a Release or signs and rescinds such Release, Executive shall receive only the amounts set forth in Section 8.01(i)-(iii).

In the event that any payment or benefit received or to be received by Executive in connection with a change in control of Lifecore or termination of Executive's employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with Lifecore, with any person whose actions result in a change in control of Lifecore or with any person constituting a member of an "affiliated group" as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with Lifecore or with any person whose actions result in a change in control of Lifecore) (collectively, the "Total Payments") would not be deductible (in whole or in part) by Lifecore or such other person making such payment or providing such benefit solely as a result of Section 280G of the Code, the amount payable to Executive pursuant to Section 8.01(iv) hereof shall be reduced until no portion of the Total Payments is not deductible solely as a result of Section 280G of the Code or such amount payable to Executive pursuant to Section 8.01(iv) is reduced to zero. For purposes of this limitation, (a) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Lifecore does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (such as payments payable pursuant to Lifecore's standard or general severance policies); (b) the payment pursuant to
Section 8.01(iv) shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the immediately preceding clause (a)) in their entirety constitute reasonable compensation within the meaning of
Section 280G(b)(4)(B) of the Code, in the opinion of the tax counsel referred to in the immediately preceding clause (a); and (c) the value of any other non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by Lifecore's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In case of uncertainty as to whether all or some portion of a payment is or is not payable to Executive under this Agreement, Lifecore shall initially make the payment to the Executive, and Executive agrees to refund to Lifecore any amounts ultimately determined not to have been payable under the terms hereof.

9.       Miscellaneous.

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         9.01     Governing Law and Venue Selection. This Agreement is made
under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of laws principles or those of any other State.

         9.02 Entire Agreement. This Agreement (including other agreements specifically mentioned in this Agreement except as terminated herein) contains the entire agreement of the parties relating to the employment of Executive by Lifecore and the other matters discussed herein and supersedes, terminates and replaces all prior promises, contracts, agreements (including, but not limited to, the 1991 Agreement, the 1995 Amendment and the 1996 Amendment) and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between Lifecore and Executive), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

         9.03 Withholding Taxes. Lifecore may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Executive's employment with Lifecore, are withheld or collected from Executive.

         9.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Executive and Lifecore.

         9.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

         9.06 Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that Lifecore may, without the consent of Executive, assign its rights and obligations under this Agreement to any Lifecore affiliate or to any corporation, firm or other business entity with or into which Lifecore may merge or consolidate, or to which Lifecore may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Lifecore. After any such assignment by Lifecore, Lifecore shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Lifecore for the purposes of all provisions of this Agreement including this Section 9.06.

         9.07 Injunctive Relief. Executive acknowledges and agrees that the services to be rendered by Executive hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 5.06, 6, or 7 hereof would be highly injurious to Lifecore, and that it would be extremely difficult to compensate

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Lifecore fully for damages for any such violation. Accordingly, Executive specifically agrees that Lifecore shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 5.06, 6, or 7 hereof, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of Lifecore to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

         9.08 Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or any dispute arising from or related in any way to Executive's employment, including any statutory or tort claims, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If such dispute cannot be resolved, such dispute shall be settled by binding arbitration, except that Lifecore may elect to seek such temporary or preliminary injunctive relief from an appropriate court pursuant to Section 9.07 as may be necessary to protect its interest prior to arbitration.

Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced business or employment litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, either party may request that the chief judge of the district court for Hennepin County, Minnesota, select an arbitrator. If the chief judge does not select an arbitrator within 30 days of such request, either party may request that the American Arbitration Association (AAA) designate a panel of five proposed arbitrators meeting the criteria set forth in this Section, and the parties shall alternate striking members of the panel, with Executive having the first strike, until an arbitrator is thereby selected. Arbitration will be conducted pursuant to the provisions of this Agreement, and the applicable arbitration rules of the AAA, unless such rules are inconsistent with the provisions of this Agreement, but, unless an arbitrator is selected through the AAA, without submission of the dispute to the AAA. Each party shall be permitted reasonable discovery, including the production of relevant documents by the other party, exchange of witness lists, and a limited number of depositions, including depositions of any experts who will testify at the arbitration. The summary judgment procedure applicable in Hennepin County, Minnesota, District Court shall be available and apply to any arbitration conducted pursuant to this Agreement. The arbitrator shall have the authority to award to the prevailing party any remedy or relief that a court of the State of Minnesota could order or grant, including costs and attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Minneapolis, Minnesota.

         9.09 Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to that jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Executive acknowledges the uncertainty

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of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

                                              LIFECORE BIOMEDICAL, INC.

                                              By /s/ John C. Heinmiller
                                                --------------------------------

                                              Name: John C. Heinmiller

                                              Title: Director

                                              EXECUTIVE

                                              /s/ James W. Bracke
                                              ----------------------------------
                                              James W. Bracke

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                                    EXHIBIT A

None

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